Exhibit 10.7
MANAGEMENT UNIT SUBSCRIPTION AGREEMENT
(Series 1 Class F Units)
THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of ______________ ___, 2011 by and between NMH Investment, LLC, a Delaware limited liability company (the “Company”), and the individual named on the signature page hereto (the “Executive”).
WHEREAS, on the terms and subject to the conditions hereof, the Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide or sell to the Executive, the Company’s Series 1 Class F Common Units with a Participation Threshold (as defined in the LLC Agreement (as defined below)) in the amount set forth on Schedule I attached hereto (the “Class F Units”), in each case in the amounts set forth on Schedule I attached hereto, as hereinafter set forth; and
WHEREAS, this Agreement is one of several agreements entered into or being entered into by the Company with certain persons who are or will be key employees and/or directors of the Company or one or more subsidiaries (collectively with the Executive, the “Management Investors”) as part of an equity purchase plan designed to comply with Rule 701 promulgated under the Securities Act (as defined below).
NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1. Definitions.
1.1 Agreement. The term “Agreement” shall have the meaning set forth in the preface.
1.2 Board. The “Board” shall mean the Company’s Management Committee.
1.3 Cause. The term “Cause” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, shall mean a termination of employment of the Executive by the Company or any subsidiary thereof due to (i) the commission by the Executive of an act of fraud or embezzlement, (ii) the indictment or conviction of the Executive for (x) a felony or (y) a crime involving moral turpitude or a plea by Executive of guilty or nolo contendere involving such a crime (to the extent it gives rise to an adverse effect on the business or reputation of the Company or any of its subsidiaries), (iii) the willful misconduct by the Executive in the performance of Executive’s duties, including any willful misrepresentation or willful concealment by Executive on any report submitted to the Company (or any of its securityholders or subsidiaries) which is not of a de minimis nature, (iv) the violation by Executive of a written Company policy regarding substance abuse, sexual harassment or discrimination or any other material written policy of the Company regarding employment, (v) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with Executive’s employment which failure amounts to a material neglect of the Executive’s duties to the Company or any of its subsidiaries, (vi) the repeated failure of the Executive to comply with reasonable directives of the Board of Directors of National Mentor Holdings, Inc. (“NMH”) or the Chief Executive Officer of NMH consistent with the Executive’s duties or (vii) the material breach by Executive of any of the provisions of any agreement between Executive, on the one hand, and the Company or a securityholder or an affiliate of the Company, on the other hand. Notwithstanding the foregoing, with respect to clauses (iii), (iv), (v), (vi) and (vii) above, Executive’s termination of employment with the Company or NMH shall not be deemed to have been terminated for Cause unless and until Executive has been provided written notice of the Company’s or NMH’s intention to terminate his employment for Cause and the specific facts relied on; and ten (10) business days from the receipt of such notice to cure any such conduct or omission giving rise to a termination for Cause; and Executive does not cure any such conduct or omission within such ten business-day period.
1.4 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.
1.5 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.
1.6 Company. The term “Company” shall have the meaning set forth in the preface.
1.7 Cost. The term “Cost” shall mean the price per Unit paid by the Executive as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any distributions made with respect to the Units pursuant to Section 4.4 of the LLC Agreement (other than tax distributions pursuant to Section 4.4(j) of the LLC Agreement). For Units that are granted, the original price per Unit paid is $0.00.
1.8 Disability. The term “Disability” of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, shall mean the inability of the Executive to perform the essential functions of Executive’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months. The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period. The date of such Disability shall be on the first day of such six-month period.
1.9 Employee and Employment. The term “employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any of its subsidiaries, and the term “employment” shall include service as a part- or full-time employee to the Company or any of its subsidiaries.

1.10 Executive. The term “Executive” shall have the meaning set forth in the preface.
1.11 Executive Group. The term “Executive Group” shall have the meaning set forth in Section 4.1(a).
1.12 Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean the average of the closing prices of the sales of the Company’s Units on all securities exchanges on which the Units may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, if on any day the Units are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Units are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time the Units are not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value shall be the fair value of the Units determined in good faith by the Board using its reasonable business judgment (valuing the Company and its subsidiaries as a going concern; disregarding any discount for minority interest or marketability of the Units, whether due to transfer restrictions or the lack of a public market for the Units; taking into account the Preferred Priority Return (as defined in the LLC Agreement); without taking into account the effect of any contemporaneous forfeiture or repurchase of Units at less than Fair Market Value under Section 4) [after consultation with an independent appraiser, accountant or investment banking firm (the “Valuation Expert”);]1 provided that [(i) the Board shall only be obligated to consult a Valuation Expert once annually absent special circumstances (as determined in good faith by the Board) and (ii)]2 if the Executive disagrees in good faith with the Board’s determination and such dispute involves an amount in excess of $250,000, the Executive shall notify the Company in writing of such disagreement within ten (10) business days of receipt of the Board’s determination of the fair market value of such Units, in which event [a second Valuation Expert // an independent appraiser, accountant or investment banking firm]3 (the “Arbiter”) selected by mutual agreement of the Executive and the Board shall make a determination of the fair market value thereof (valuing the Company and its subsidiaries as set forth above); [and without taking into account the effect of any contemporaneous forfeiture or repurchase of Units at less than Fair Market Value under Section 4)]4 solely by (i) reviewing a single written presentation timely made by each of the Company and the Executive setting forth their respective resolutions of the dispute and the bases therefor and (ii) accepting either the Executive’s or the Company’s proposed resolution of the dispute. For the avoidance of doubt, the determination of Fair Market Value of any Unit shall be based on the amounts distributable in respect of such Unit under the terms of the LLC Agreement, including any adjustments necessary to reflect the portion of any tax distributions that were previously made in respect of such Unit but not charged against other distributions in respect of such Unit.

[1]	NTD: Include for top-level executives only.

[2]	NTD: Include for top-level executives only.

[3]	NTD: Include first option for top-level executives only; include second option for other Executives.

[4]	NTD: Include for non-top-level executives only.

Within five (5) business days after the Company’s receipt of Executive’s written notice of disagreement, the Company shall make available to Executive all data (including reports of employees and outside advisors) relied upon by the Board in making its determination. The Executive’s and the Company’s written presentations must be submitted to the Arbiter within 30 days of the Arbiter’s engagement, written notice of which shall be delivered by the Company to the Executive. The Arbiter shall notify the Executive and the Company of its decision within 40 days of its engagement. If the Executive’s proposed resolution is accepted, the Company also shall pay all of the Executive’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) incurred in connection with the arbitration. Each of the Company and the Executive agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter.
1.13 Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the following as they may be amended from time to time: (i) the Credit Agreement, dated as of February 9, 2011, among NMH Holdings, LLC, NMH as Borrower, the several banks and other financial institutions or entities from time to time parties thereto and UBS AG, Stamford Branch, as administrative agent, as amended, and the Indenture, dated as of February 9, 2011, among NMH, the Guarantors (as defined in the Indenture), and Wells Fargo Bank, National Association, as trustee, as amended, and the Senior Notes issued by NMH pursuant to the Indenture (collectively, the “Financing Agreements”), and any extensions, renewals, refinancings or refundings thereof in whole or in part; (ii) any other agreement under which an amount of indebtedness of the Company or any of its subsidiaries in excess of $5,000,000 is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; (iii) restrictive financial covenants contained in the LLC Agreement of the Company or NMH’s organizational documents; (iv) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iv) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.
1.14 Good Reason. The term “Good Reason” shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, shall mean (i) a change by the Company or NMH in Executive’s duties and responsibilities which is materially inconsistent with Executive’s position in the Company or in NMH, (ii) a reduction in Executive’s annual base salary or annual bonus opportunity (excluding any reduction in Executive’s salary or bonus opportunity that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in Executive’s salary or bonus opportunity is not greater than ten percent (10%) of Executive’s salary or bonus opportunity as in effect on June 29, 2006), (iii) a material breach by the Company of the employment agreement, if any, between Executive and the Company or one of its subsidiaries, and (iv) the relocation of the Executive’s principal place of work from its current location to a location that is beyond a 50-mile radius of such current location; provided that, notwithstanding anything to the contrary in the foregoing, Executive shall only have “Good Reason” to terminate employment following the Company’s failure to remedy the act or omission which is alleged to constitute “Good Reason” within fifteen (15) days following the Company’s receipt of written notice from Executive specifying such act or omission.
1.15 LLC Agreement. The term “LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement, dated as of                      ___, 2011, by and among the Company, Vestar and the other Members of the Company a party thereto, as amended from time to time in accordance with the provisions thereof.
1.16 Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.
1.17 Permitted Transferee. The term “Permitted Transferee” means any transferee of Units pursuant to clauses (f) or (g) of the definition of “Exempt Employee Transfer” as defined in the Securityholders Agreement.
1.18 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.
1.19 Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.
1.20 Put Percentage. The term “Put Percentage” shall mean the put percentage set forth on Schedule I.
1.21 Puttable Units. The term “Puttable Units” shall mean Class B Units, Class C Units, Class D Units and Vested Units.
1.22 Retirement. The term “Retirement” shall mean, with respect to the Executive, the Executive’s retirement as an employee of the Company or any of its subsidiaries on or after reaching age 65 or such earlier age as may be otherwise determined by the Board after at least three years employment with the Company or any of its subsidiaries after the Closing Date.
1.23 Sale of the Company. The term “Sale of the Company” shall have the meaning set forth in the Securityholders Agreement, except that transactions with a Person or Persons that are a wholly owned Subsidiary (as defined in the Securityholders Agreement) of Vestar and/or Vestar/NMH Investors, LLC or NMH Investment, LLC shall be excluded.
1.24 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.25 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of June 29, 2006 among Vestar, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.
1.26 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its subsidiaries is terminated.
1.27 Unit Plan. The term “Unit Plan” means the Amended and Restated 2006 Unit Plan of the Company, as it may be amended or supplemented from time to time.
1.28 Units. The term “Units” shall have the meaning set forth in the LLC Agreement.
1.29 Unvested Units. The term “Unvested Units” shall have the meaning set forth in Section 2.5(b).
1.30 Vestar. The term “Vestar” means Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership.
1.31 Vested Units. The term “Vested Units” shall have the meaning set forth in Section 2.5(b).
2. Grant of Class F Units.
2.1 Grant of Class F Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to grant and issue to the Executive, on the Closing Date the number of Class F Units set forth on Schedule I attached hereto.
2.2 The Closing. The closing (the “Closing”) of the issuance of Class F Units hereunder shall take place on                      __, 2011 (the “Closing Date”). The Company and the Executive hereby agree that the Executive shall execute and deliver to the Company a writing satisfactory to the Company and evidencing the Executive’s acceptance and adoption of all of the terms and provisions of each of the LLC Agreement and the Securityholders Agreement (to the extent Executive is not already a party thereto).
2.3 Section 83(b) Election. Within 10 days after the Closing, Executive shall provide the Company with a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Company shall timely file (via certified mail, return receipt requested) such election with the Internal Revenue Service (“IRS”), and shall provide Executive with proof of such timely filing.
2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue and sell to the Executive any Units unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

2.5 Vesting of Class F Units.
(a) The Class F Units acquired by the Executive shall be subject to vesting in the manner specified in Schedule II attached hereto.
(b) All Class F Units which have become vested pursuant to this Agreement are collectively referred to herein as the “Vested Units.” All Class F Units which have not become vested pursuant to this Agreement are collectively referred to herein as “Unvested Units.”
(c) If the Executive’s employment with the Company is terminated for any reason or if the Executive engages in “Competitive Activity” (as defined in Section 6.1 of this Agreement), each Unvested Unit will automatically be forfeited on the date of such termination or the Activity Date, as applicable, for no consideration and any of the Executive’s rights or interests therein will automatically be terminated and of no further force and effect with no further action required on the part of the Company to effect such forfeiture or termination.
3. Investment Representations and Covenants of the Executive.
3.1 Units Unregistered. The Executive acknowledges and represents that Executive has been advised by the Company that:
(a) the offer and sale of the Units have not been registered under the Securities Act;
(b) the Units must be held indefinitely and the Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;
(c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;
(d) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.
3.2 Additional Investment Representations. The Executive represents and warrants that:
(a) the Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b) the Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Units;
(c) the Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for the Executive to liquidate Executive’s investment in case of emergency, if at all;
(d) the terms of this Agreement provide that if the Executive ceases to be an employee of the Company or its subsidiaries, Unvested Units are subject to forfeiture and the Company and its affiliates have the right to repurchase Vested Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;
(e) the Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to the Executive or Executive’s representatives concerning the Units or the Company or their prospects or other matters;
(f) the Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which the Executive deems necessary; and
(g) all information which the Executive has provided to the Company and the Company’s representatives concerning the Executive and Executive’s financial position is complete and correct as of the date of this Agreement.
4. Certain Sales and Forfeitures Upon Termination of Employment.
4.1 Put Option.
(a) [If the Executive’s employment with the Company and its subsidiaries terminates due to the Disability, death or Retirement of the Executive prior to the earlier of (i) a Public Offering or (ii) a Sale of the Company, the Executive and the Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive Group”) shall have the right, subject to the provisions of Section 5 hereof, for 45 days following the date that is six (6) months after the date of such termination of employment of the Executive, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of the Executive Group, a number of Vested Units equal to the product of (x) the Put Percentage and (y) the number of Vested Units then held by the Executive Group, at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c). In order to exercise its rights with respect to the Vested Units pursuant to this Section 4.1(a), the Executive Group shall also be required to simultaneously sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on such occasion from each member of the Executive Group, a number of Units of each of the other classes of Puttable Units held by the Executive Group equal to the product of (x) the Put Percentage and (y) the number of Units of such class of Puttable Units held by the Executive Group, at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c).

(b) If the Executive Group desires to exercise its option to require the Company to repurchase Units pursuant to Section 4.1(a), the members of the Executive Group shall send one written notice to the Company setting forth such members’ intention to collectively sell the Put Percentage of each class of Puttable Units held by the Executive Group pursuant to Section 4.1(a), which notice shall include the signature of each member of the Executive Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.
(c) In the event of a purchase by the Company pursuant to Section 4.1(a), the purchase price of any Units subject to purchase under Section 4.1(a) shall be Fair Market Value (measured as of the put notice date); provided that in any case the Board shall have the right, in its sole discretion, to increase any of the foregoing purchase prices. For the avoidance of doubt, no Unvested Units will be subject to purchase under Section 4.1(a) as they will have been forfeited pursuant to Section 2.5(c).
(d) Any put or right to require the Company to repurchase Puttable Units that the Executive Group may have in accordance with the terms of the agreements (including, without limitation, any Management Unit Subscription Agreements) pursuant to which such other Units were purchased from or granted by the Company are hereby terminated and of no further force and effect.]5
(e) [Any put or right to require the Company to repurchase Puttable Units that the Executive and the Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive Group”) may have in accordance with the terms of the agreements (including, without limitation, any Management Unit Subscription Agreements) pursuant to which such other Units were purchased from or granted by the Company are hereby terminated and of no further force and effect.]6

[5]	NTD: Include for top-level executives only.

[6]	NTD: Include for non-top-level executives.

4.2 Call Options.
(a) If the Executive’s employment with the Company and its subsidiaries terminates for any of the reasons set forth in clauses (i), (ii) or (iii) below prior to a Sale of the Company, [if the number of Puttable Units sold to the Company pursuant to the Executive Group’s exercise of the put option pursuant to Section 4.1 is less than the number of Puttable Units held by the Executive Group]7 or if the Executive engages in “Competitive Activity” (as defined in Section 6.1 of this Agreement), the Company shall have the right and option to purchase for a period of eight months following the Termination Date8, and each member of the Executive Group shall be required to sell to the Company, any or all of such Puttable Units then held by such member of the Executive Group (it being understood that if Puttable Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Puttable Units of such class subject to repurchase hereunder at the lower price), at a price per unit equal to the applicable purchase price determined pursuant to Section 4.2(c):
(i) if the Executive’s employment with the Company and its subsidiaries is terminated due to the Disability, death or Retirement of the Executive;
(ii) if the Executive’s employment with the Company and its subsidiaries is terminated by the Company and its subsidiaries without Cause or by the Executive for Good Reason;
(iii) if the Executive’s employment with the Company and its subsidiaries is terminated (A) by the Company or any of its subsidiaries for Cause or (B) by the Executive for any other reason not set forth in Section 4.2(a)(i) or Section 4.2(a)(ii).
(b) If the Company desires to exercise one of its options to purchase Puttable Units pursuant to this Section 4.2, the Company shall, not later than eight months after the Termination Date, send written notice to each member of the Executive Group of its intention to purchase Puttable Units, specifying the number of Puttable Units to be purchased (the “Call Notice” and the date that such Call Notice is given, the “Call Notice Date”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the Call Notice Date.
(c) In the event of a purchase by the Company pursuant to Section 4.2(a), the purchase price shall be:
(i) with respect to a purchase of Puttable Units, in the case of a termination of employment described in Section 4.2(a)(iii)(A) or if Executive engages in a “Competitive Activity” (as defined in Section 6.1 of this Agreement), a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the Call Notice Date) and (B) Cost; and
(ii) with respect to a purchase of Puttable Units, in the case of a termination of employment described in Section 4.2(a)(i), 4.2(a)(ii) or 4.2(a)(iii)(B), a price per Unit equal to Fair Market Value (measured as of the Call Notice Date);

[7]	NTD: Include for top-level executives only.

[8]	NTD: Note that time period for exercising call right is tied to the Termination Date and not the Activity Date.

provided that in any case the Board shall have the right, in its sole discretion, to increase any purchase price set forth above.
(d) The Company’s right to purchase Units (other than Vested Units) set forth in this Agreement are in addition to, and not in lieu of, any call rights or other rights to repurchase Units set forth in any other prior Management Unit Subscription Agreement to which the Executive and the Company are a party.
4.3 Obligation to Sell Several. If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.
5. Certain Limitations on the Company’s Obligations to Purchase Units.
5.1 Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Units, (i) to the extent that the purchase of such Units or the payment to the Company or one of its subsidiaries of a cash dividend or distribution by a subsidiary of the Company to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property, (B) after giving effect thereto, in a Financing Default or (C) adverse accounting treatment for the Company, or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, dividend or distribution. The Company shall within fifteen days of learning of any such fact so notify the members of the Executive Group that it is not obligated to purchase units hereunder.
(b) Notwithstanding anything to the contrary contained in Section 4, any Units which a member of the Executive Group has elected to sell to the Company or which the Company has elected to purchase from members of the Executive Group, but which in accordance with Section 5.1(a) are not purchased at the applicable time provided in Section 4, shall be purchased by the Company for the applicable purchase price, together with interest thereon at the Applicable Federal Rate as in effect on the date such purchase is so deferred on or prior to the fifteenth day after such date or dates that (after taking into account any purchases (and related dividends and distributions) to be made at such time pursuant to agreements with other employees of the Company and its subsidiaries) the purchase of such Units (and related dividends and distributions) are no longer prohibited under Section 5.1(a), and the Company shall give the members of the Executive Group five days prior notice of any such purchase.

5.2 Payment for Units. If at any time the Company elects or is required to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from the Executive to the Company or any of its subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed; provided that if any of the conditions set forth in Section 5.1(a) exists which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable (x) in the event of a termination of employment referenced in Section 4.2(a)(i) and (ii), as soon as the conditions set forth in Section 5.1(a) no longer exist or (x) in the event of a termination of employment referenced in Section 4.2(a)(iii), on the fifth anniversary of the issuance thereof, and bearing interest payable annually at the Applicable Federal Rate on the date of issuance; provided further that if any of the conditions set forth in Section 5.1(a) exists which prohibits such payment (or the payment described in the next proviso) by delivery of a Junior Subordinated Note, the portion of the payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of preferred units of the Company having an aggregate liquidation preference equal to the balance of the purchase price; provided further that in the case of a purchase pursuant to Section 4.2(a)(iii) the Company may elect at any time to deliver a Junior Subordinated Note in a principal amount equal to all or a portion of the cash purchase price (in lieu of paying such portion of the purchase price in cash), which Junior Subordinated Note shall mature on the fifth anniversary of its issuance and accrue interest annually at the Applicable Federal Rate on the date of issuance, which interest shall be payable at maturity. The Company shall use its reasonable efforts to repurchase Units pursuant to Section 4.1(a) or Section 4.2(a)(i) or Section 4.2(a)(ii) with cash and/or to prepay any Junior Subordinated Notes or redeem any preferred units issued in connection with a repurchase of Units pursuant to Section 4.1(a) or Section 4.2(a)(i) or Section 4.2(a)(ii). The Company shall have the right set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of the Executive Group selling such units is an obligor of the Company. Any Junior Subordinated Note (or preferred units issued in lieu thereof) shall become prepayable (or redeemable) upon a Sale of the Company from net cash proceeds, if any, payable to the Company or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note (or preferred units issued in lieu thereof) shall be cancelled in exchange for such other non-cash consideration received by unitholders in the Sale of the Company having a fair market value equal to the principal of and accrued interest on the note. Any Junior Subordinated Note (or preferred units issued in lieu thereof) also shall become prepayable upon the consummation of an initial Public Offering. The principal of and accrued interest on any such note may be prepaid (and preferred units issued in lieu thereof may be redeemed) in whole or in part at any time at the option of the Company. If interest (or cash dividends) is required to be paid on any Junior Subordinated Note (or preferred units issued in lieu thereof) prior to maturity and any of the conditions set forth in Section 5.1(a) exists or if any such cash payment would result in adverse accounting treatment for the Company which prohibits the payment of such interest (or dividends) in cash, such interest may be cumulated and accrued until and to the extent that such prohibition no longer exists.

6. Noncompetition.
6.1 Competitive Activity. Executive shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the date hereof and ending on the later of (x) the first anniversary of the date Executive’s employment with the Company and its subsidiaries is terminated or (y) the maximum number of years of base salary Executive is entitled to receive as severance in a termination by the Company without Cause, Executive, whether on Executive’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly (A) solicits, or assists in soliciting, the business of any client of the Company or any of its subsidiaries (collectively, the “Entities”), or hires any employee of any of the Entities, or interferes with, or attempts to interfere with, the relationships between any of the Entities, on the one hand, and any of its customers, clients, suppliers, partners, members, employees or investors, on the other hand; or (B) becomes an employee, agent, representative, consultant, partner, shareholder or holder of any other financial interest with respect to any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the provision or sale of acquired brain injury services, therapeutic foster care, other foster care or other home or community-based healthcare, therapy, counseling or other educational or human services to people with special needs, or any other business that the Company is actively conducting or is actively considering conducting at the time of Executive’s termination of employment (so long as Executive knows or reasonably should have known about such plan(s)), in each case in any geographical area within 100 mile radius of the Executive’s principal place of work as of the Termination Date with the Company or its affiliates, as applicable(the “Competitive Business”). Notwithstanding the foregoing, if Executive is subject to a more restrictive noncompetition covenant in any agreement with the Company or any of its affiliates, the most restrictive of such noncompetition covenants shall apply.
6.2 Activity Date. If Executive engages in Competitive Activity, the “Activity Date” shall be the first date on which Executive engages in such Competitive Activity.
6.3 Repayment of Proceeds. If Executive engages in Competitive Activity, then Executive shall be required to pay to the Company, within ten business days following the Activity Date, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of Executive’s Units, over (B) the aggregate Cost of such Units.
7. Miscellaneous.
7.1 Transfers to Permitted Transferees. Prior to the transfer of Units to a Permitted Transferee (other than a transfer subsequent to a Sale of the Company), the Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.
7.3 Executive’s Employment by the Company. Nothing contained in this Agreement, in any documents delivered to Executive or any of the other Management Investors in connection with Executive’s investment in the Company pursuant to this Agreement, or in any other documents delivered to Executive or any of the other Management Investors in connection with any previous investment in the Company by any such Management Investor shall be deemed to obligate the Company or any subsidiary of the Company to (i) employ the Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause, or (ii) provide any severance payments, benefits or any other monetary compensation or employee benefit to Executive in connection with a termination of Executive’s employment other than as required by applicable law.
7.4 Unit Plan. Executive acknowledges that the Class F Units are being issued pursuant to the Unit Plan and agrees to be bound by the terms of the Unit Plan with respect to Executive’s Units.
7.5 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.
7.6 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Vestar is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.
7.7 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.
7.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

7.9 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Company and the members of the Executive Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of the Executive Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.
7.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.
(a) If to the Company:
NMH Investment, LLC
c/o Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY 10167
Attn: General Counsel
Telecopy: (212) 808-4922

with copies to:

National Mentor Holdings, Inc.
313 Congress Street
6th Floor
Boston, Massachusetts 02210
Attn: Linda DeRenzo
Telecopy: (617) 790-4271

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Sanford E. Perl, P.C.
        Mark A. Fennell, P.C.
Telecopy: (312) 862-2200
(b) If to the Executive, to the address as shown on the unit register of the Company.

7.11 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. For the avoidance of doubt, this Agreement shall not supersede or amend any written Management Unit Subscription Agreement previously executed by the parties hereto that evidences a previous purchase of Units made by the Executive from the Company.
7.12 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
7.13 Injunctive Relief. The Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.
7.14 Rights Cumulative; Waiver. The rights and remedies of the Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Management Unit Subscription Agreement as of the date first above written.

NMH INVESTMENT, LLC, a Delaware limited liability company
By:
	Name:	Edward M. Murphy
	Title:	CEO

[Executive Name]

CONSENT OF SPOUSE
I,                                          , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Management Unit Subscription Agreement (the “Agreement”) and that I understand its contents. I am aware that the Agreement provides for the forfeiture and/or repurchase of my spouse’s Units (as defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Units. I agree that my spouse’s interest in the Units is subject to the Agreement and any interest I may have in such Units shall also be irrevocably bound by the Agreement and, further, that my community property interest in such Units, if any, shall be similarly bound by the Agreement.
I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this ___ day of , 2011

Name:

Witness

SCHEDULE I
[Executive Name]

		Participation Threshold
Granted Units	Number	per Class F Unit
Series 1 Class F Units:		$0.00

[Put Percentage	[_____]%][9]

[9]	NTD: Only for top-level executives.

SCHEDULE II
[Executive Name]
[The Executive’s Class F Units shall become vested as follows: (i) 75% of the Class F Units shall become vested on the Closing Date and (ii) the remaining 25% of the Class F Units shall become vested upon the date that is eighteen months after the Closing Date if as of such date Executive is, and since the Closing Date continuously has been, employed by the Company or any of its subsidiaries.]10
[The Executive’s Class F Units shall become vested as follows: (i) 50% of the Class F Units shall become vested on the Closing Date, (ii) 25% of the Class F Units shall become vested on the date that is eighteen months after the Closing Date and (iii) 25% of the Class F Units shall become vested on the three-year anniversary of the Closing Date (such that the Class F Units shall become 100% vested on the three-year anniversary of the Closing Date) if as of each such date Executive is, and since the Closing Date continuously has been, employed by the Company or any of its subsidiaries.]11
[The Executive’s Class F Units shall become vested as follows: one-third of the Class F Units shall become vested on each of the first three anniversaries of the Closing Date (such that the Class F Units shall become 100% vested on the three-year anniversary of the Closing Date) if as of each such date Executive is, and since the Closing Date continuously has been, employed by the Company or any of its subsidiaries.]12
Upon the occurrence of a Sale of the Company, all Class F Units which have not yet become vested shall become vested as of the date of consummation of such Sale of the Company if, as of such date, Executive has been continuously employed by the Company or any of its subsidiaries from the Closing Date through and including such date; provided, that for purposes of this paragraph, a Public Offering shall not constitute a Sale of the Company.

[10]
Note to Draft: Include for grants made at the closing of the new plan to Executives who have been continuously employed by the Company or any of its subsidiaries from December 31, 2008 through the Closing Date.

[11]
Note to Draft: Include for grants made at the closing of the new plan to Executives who have not been continuously employed by the Company or any of its subsidiaries from December 31, 2008 through the Closing Date.

[12]	Note to Draft: Include for grants made after the closing of the new plan.

ELECTION TO INCLUDE UNITS IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE
The undersigned purchased units (the “Units”) of NMH Investment, LLC (the “Company”) on                      ___, 2011. The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the Units.
Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2011 the excess, if any, of the Units’ fair market value on                      ___, 2011 over the purchase price thereof.
The following information is supplied in accordance with Treasury Regulation §1.83-2(e):
The name, address and social security number of the undersigned:
[Executive’s Name]
[Address]
[Social Security Number]
1. A description of the property with respect to which the election is being made: _____ Class F Common Units.
2. The date on which the property was transferred:                      ___, 2011. The taxable year for which such election is made: calendar year 2011.
3. The restrictions to which the property is subject: The Class F Common Units are subject to a time-based vesting schedule. If the undersigned ceases to be employed by the Company or any of its subsidiaries under certain circumstances, all or a portion of the Units may be subject to forfeiture and/or repurchase by the Company at the original purchase price paid for the Units, regardless of the fair market value of the Units on the date of such repurchase. The Units are also subject to transfer restrictions.
4. The aggregate fair market value on                      ___, 2011 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0.00.
5. The aggregate amount paid for such property: $0.00.

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: ___, 2011

[Executive Name]